Exhibit 10.38

***CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406.

LICENSE AGREEMENT

THIS AGREEMENT, entered into and effective as of the 15TH day of July, 1999 (the “Effective Date”) by and between TRISTRATA TECHNOLOGY, INC., a Delaware corporation having its principal place of business at 1105 North Market Street, Suite 1300, P.O. Box 8985, Wilmington, Delaware 19899 (hereinafter referred to as “LICENSOR”) and MDF Acquisition Corp. a Delaware corporation having a principal place of business at 10455 Pacific Center Court, San Diego, CA 92121, (hereinafter referred to as “LICENSEE”);

RECITALS

WHEREAS, LICENSEE has purchased from Allergan, Inc. certain product lines sold under a July 1, 1995 License Agreement between LICENSOR and Allergan, Inc.; and

WHEREAS, LICENSEE has consented to a partial assignment of Allergan, Inc.’s rights and obligations under the July 1, 1995 License Agreement to LICENSEE on the terms and conditions contained in this Agreement; and

WHEREAS, LICENSEE In the course of its business sells cosmetic and skin care products and is interested in obtaining from LICENSOR a license to make, have made, use, distribute and/or sell Licensed Products under the Licensed Patent Rights (as hereinafter defined); and

WHEREAS, LICENSOR owns or has the right to grant licenses under the Licensed Patent Rights (as hereinafter defined) for use in connection with the Licensed Products (as hereinafter defined, subject to the pre-existing exclusive rights of Avon Products, Inc. and certain of its affiliated companies (“Avon”) pursuant to the attached portions of a License Agreement, effective April 1, 1994 between LICENSOR and Avon (the “Avon License Agreement”); and

WHEREAS, LICENSEE has independently examined those portions of the Licensed Patent Rights (as hereinafter defined) consisting of the prosecution histories of the issued patents listed on Schedule A hereto and, to the best of LICENSEE’S knowledge and belief, the Licensed Patent Rights are valid and enforceable; and

WHEREAS, subject to, and upon, all of the terms and conditions of this Agreement, LICENSOR is willing to grant to LICENSEE a non-exclusive license to make, have made, use and sell the Licensed Products (as hereinafter defined);

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, promises and agreements set forth herein, LICENSOR and LICENSEE hereby mutually agree as follows:

ARTICLE I - GENERAL

1.01 Subject to all of the terms and conditions hereunder, LICENSOR consents to a partial assignment of the rights and obligations under the July 1, 1995 License Agreement between LICENSOR and Allergan, Inc. to LICENSEE.

1.02 All capitalized terms used in this Agreement (other than the names of parties and Article headings) shall have the meanings established for such terms herein.

1.03 LICENSEE acknowledges that LICENSEE has been advised by LICENSOR of the rights granted by LICENSOR pursuant to the Avon License Agreement, as set forth in the pages of the Avon License Agreement attached hereto, and that, notwithstanding anything to the contrary in this Agreement, LICENSEE’s rights hereunder are subject to such rights of Avon.

1.04 LICENSEE has independently examined those portions of the Licensed Patent Rights (as defined in Section 2.02), consisting of the prosecution histories of the issued patents listed on Schedule A hereto and, to the best of LICENSEE’S  knowledge and belief, the Licensed Patent Rights are valid and enforceable, and LICENSEE is desirous of obtaining a license from LICENSOR under said Licensed Patent Rights upon all of the terms and conditions set forth in this Agreement.

ARTICLE II - DEFINITIONS

2.01 “Excluded Channel of Trade” shall mean the mail order, multi-level and direct door-to-door markets. Notwithstanding the Excluded Channel of Trade herein, LICENSEE may process orders made by customers of LICENSEE as a result of 800 telephone, toll-free telephone or telephone orders, provided that LICENSEE and its Affiliates shall not employ television, including without limitation, television infomercials, to advertise any 800 telephone, toll-free telephone or any telephone numbers to take, process or receive sales orders.

2.02 “Licensed Patent Rights” shall mean, subject to the specific exclusions set forth in Sections 1.03 and 2.03, those portions of the patents and patent applications set forth in Schedule A hereto, as Schedule A may from time to time be amended, and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof; (a) covering only cosmetic and dermatologic preparations containing glycolic acid and/or its salts for: (1) the treatment of human skin wrinkles and/or fine lines on the human skin; (2) the treatment of dry skin; (3) as a skin cleanser; (4) as a hair conditioner; (5) as a shampoo; (b) covering only cosmetic and dermatologic preparations containing glycolic acid and/or its salts, in combination with salicylic acid for the treatment of acne; and (c) covering only cosmetic and dermatologic preparations containing glycolic acid and/or its salts in combination with two percent (2%) or less of hydroquinone for the treatment of pigmented spots on human skin.

2.03 Notwithstanding anything herein to the contrary, “Licensed Patent Rights” shall not include any rights to a patent or patent application on an invention unless such rights relate to:

(a)                     glycolic acid and/or its salts; and

(b)                    a method for using glycolic acid and/or its salts or

compositions containing glycolic acid and/or its salts, for: (1) the treatment of human skin wrinkles or fine lines on the human skin by topically applying compositions containing glycolic acid or a salt thereof to human skin; (2) the treatment of dry skin; (3) as a skin cleanser; (4) as a hair conditioner, and (5) as a shampoo;

(c)                     a method for using glycolic acid and/or its salts, in combination with salicylic acid for the treatment of acne; or

(d)                    a method for using glycolic acid and/or its salts, in combination with two percent (2%) or less of hydroquinone for the treatment of pigmented spots on human skin.

2.04 “Licensed Products” shall include any cosmetic and/or dermatologic preparation covered by the Licensed Patent Rights: (a) containing glycolic acid and/or its salts: (1) for the treatment of human skin wrinkles and/or fine lines on the human skin; (2) the treatment of dry skin; (3) as a skin cleanser; (4) as a hair conditioner; (5) as a shampoo; or (b) cosmetic and dermatologic preparations containing glycolic acid and/or its salts, in combination with salicylic acid for the treatment of acne; or (c) cosmetic and dermatologic preparations containing glycolic acid and/or its salts in combination with two percent (2%) or less of hydroquinone for the treatment of pigmented spots on human skin.

2.05 “Territory” shall mean all countries and territories of the world.

2.06 An “Affiliate” of LICENSE shall mean (a) subject to the provisions of Section 3.04 below, any wholly owned entities of LICENSEE listed on Schedule B hereto, as said Schedule B shall from time to time be updated promptly by LICENSEE; and (b) subject to the provisions of Section 6.02 hereof, any person, corporation, partnership or other entity which directly or indirectly controls, is controlled by, or in under common control with LICENSEE. Affiliates of LICENSEE shall be subject to all of the provisions of this Agreement.

2.07 An “Affiliate” of LICENSOR shall mean any person, corporation, partnership or other entity which directly or indirectly controls, is controlled by, or is under common control with, LICENSOR.

ARTICLE III - LICENSE GRANT

3.01 Subject to all of the terms and provisions of this Agreement, LICENSOR grants to LICENSEE and Affiliates of LICENSEE (as defined in Section 2.06) under the Licensed Patent Rights a non-exclusive license to make, have made, use, sell, and distribute in the Territory Licensed Products except through the Excluded Channel of Trade.

3.02 Notwithstanding any provision herein to the contrary, no right is granted or otherwise conveyed by this license agreement to any entity other than LICENSEE and, to the extent provided in Schedule B to this Agreement as said Schedule B may be updated from time to time, the Affiliates of LICENSEE, to make, have made, use, sell or otherwise dispose of Licensed Products, except for resale or use by customers of LICENSEE and its Affiliates.

3.03 Licensed Products of LICENSEE and its Affiliates are currently sold and/or distributed in the Territory under the brand names and/or trademarks (the “Licensee Marks”) listed on Schedule C hereto. Schedule C hereto will be promptly updated by LICENSEE should LICENSEE, make, have made, use, distribute or sell Licensed Products other than under the Licensee Marks listed on Schedule C.

3.04 As a condition to receiving the license under the Licensed Patent Rights hereunder, each Affiliate of LICENSEE must first execute and deliver to LICENSOR a written instrument in the form provided in Exhibit A hereto pursuant to which such Affiliate of LICENSEE agrees with LICENSOR to be bound by all of the terms and provisions of this Agreement applicable to LICENSEE. LICENSEE hereby unconditionally guarantees the compliance and performance by each Affiliate of LICENSEE with and of all of the provisions of this Agreement, including, without limitation, the payments of all amounts due to LICENSOR pursuant to any of the provisions of this Agreement.

3.05 The term of this Agreement and of the license granted hereunder shall commence as of the Effective Date and shall expire or terminate upon the expiration of the last to expire of the Licensed Patent Rights or upon the earlier termination of this Agreement pursuant to any of the provisions of Article VII of this Agreement.

3.06 Subject to Section 8.03 hereof, LICENSOR specifically reserves the right to, and to grant licenses to others to, make, have made, use, sell or otherwise dispose of Licensed Products within or without the Territory on such terms as LICENSOR may deem appropriate.

3.07 During the term of this Agreement, LICENSEE and its Affiliates shall not be obligated to pay more than one royalty with respect to the same unit of Licensed Product regardless of the number of claims of the Licensed Patent Rights covering said Licensed Product. However, no license, express or implied, is granted hereunder to any other patent rights or under any other patents or technology owned, used, or otherwise controlled by LICENSOR or any Affiliate of LICENSOR, other than under the Licensed Patent Rights.

ARTICLE IV - PAYMENTS, ROYALTIES AND REPORTS

4.01 In consideration for the licenses granted to LICENSEE hereunder, LICENSEE and permitted Affiliates of LICENSEE shall pay to LICENSOR in the manner set forth below, payable quarterly, royalties on the annual Net Sales of Licensed Products made during such quarter by LICENSEE or Affiliates according to the following schedule:

(a) *** of Net Sales between *** and ***;

(b) *** of Net Sales between *** and *** plus;

(c) *** of Net Sales between *** and ***; and

(d) *** of Net Sales in excess of *** .

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4.02 LICENSOR and LICENSEE agree that the methodology used to calculate the payments and royalties set forth herein is fair, reasonable and the most administratively convenient way to make the calculations.

4.03 Notwithstanding the schedule set forth in Section 4.01 above, in consideration of the license granted to LICENSEE hereunder, LICENSEE will pay to LICENSOR a minimum annual royalty of ***, to be paid in equal amounts on a quarterly basis, on July 1, October 1, January 1, and April 1 of each calendar year, commencing on July 1, 1999. The minimum annual royalty payment shall increase *** each year over the preceding year’s minimum annual royalty payment during the term of this Agreement until such time as the minimum annual payment reaches ***. Upon reaching *** the minimum annual payment shall remain at that amount for each subsequent year during the term of this Agreement. Such minimum annual royalty payments are creditable against the royalty from LICENSEE’s sale of Licensed Products for the same years.

4.04 For purposes of this Agreement, “Net Sales” shall mean the gross amounts received by LICENSEE or an Affiliate of LICENSEE from or on account of the sale of Licensed Products to independent third parties, less the aggregate of the following amounts: (i) discounts, including cash discounts, or rebates actually allowed or granted, and (ii) credits or allowances actually granted by LICENSEE or an Affiliate of LICENSEE upon claims or returns. All royalties due to LICENSOR under this agreement shall be based upon the sales price of the Licensed Products sold hereunder to an unaffiliated third-party. Sales are considered made for the purposes of this Agreement when invoiced by LICENSEE or an Affiliate of LICENSEE.

4.05 During the term of this Agreement as specified in Section 3.05, LICENSEE shall, and shall cause its Affiliates to, maintain complete and accurate records of all sales of Licensed Products and all payments due to LICENSOR hereunder. LICENSEE shall deliver to LICENSOR within sixty (60) days after the close of each

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calendar quarter, a true and accurate written report, certified as true and correct by an officer of LICENSEE, setting forth the gross dollar amounts received by LICENSEE and Affiliates of LICENSEE for the sales of Licensed Products; the calculation of Net Sales (including a separate statement of the amounts deducted pursuant to clauses (i) and (ii) of Section 4.04 to determine Net Sales); and the computation of the royalties to be paid to LICENSOR by LICENSEE and Affiliates of LICENSEE for such period. Each such report shall segregate the gross and net dollar sales amounts separately for LICENSEE and each Affiliate of LICENSEE.

4.06 Simultaneously with providing the report required in Section 4.05, LICENSEE shall pay to LICENSOR in United States Dollars the entire amount of royalties due to LICENSOR for the calendar quarter on account of which such report is made and submitted.

4.07 LICENSOR shall have the right, at its own expense, to request an audit of any quarterly period ending not more than three (3) years prior to the date of such request, and to appoint an independent accountant to perform such audit. The independent accountant appointed by LICENSOR shall have access to the business records of LICENSEE and Affiliates of LICENSEE which are necessary or appropriate to verify the royalties payable to LICENSOR pursuant to this Agreement. The independent accountant shall keep confidential information received from LICENSEE or its Affiliates, except for information necessary for disclosure to LICENSOR to report on the accuracy of LICENSEE’S reports. In the event that a deficiency of four percent (4%) or more is discovered between the actual royalty payment due to LICENSOR and the amount of the royalty payment specified in the written report submitted by LICENSEE to LICENSOR pursuant to Section 4.05, LICENSEE shall bear the costs of the audit conducted by LICENSOR.

4.08 No amounts due hereunder shall be withheld by LICENSEE or Affiliates of LICENSEE, whether due to a claim of set-off or any other claim by LICENSEE of any amount due to LICENSEE from LICENSOR, except for a specific amount withheld by LICENSEE or an Affiliate due to a claimed breach of a specific provisions of this Agreement. Any withholding of any such specific amounts by LICENSEE or an Affiliate shall require a notice from LICENSEE, in advance of the date the amount would otherwise be due, stating: (a) the amount withheld; (b) a specific statement of the breach(es) of this Agreement claimed by LICENSEE or an Affiliate; and (c) the specific provisions(s) of this Agreement for which the breach(es) is/are claimed.

ARTICLE V - REPRESENTATIONS AND WARRANTIES; LIMITATIONS

5.01 LICENSOR represents that it has the full authority to grant to LICENSEE the rights with respect to the Licensed Patent Rights in accordance with the provisions of this Agreement.

5.02 LICENSOR MAKES NO REPRESENTATIONS TO LICENSEE, EXTENDS NO WARRANTIES OF ANY NATURE, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND HEREBY DISCLAIMS ANY AND ALL WARRANTIES, AND LICENSOR ASSUMES NO LIABILITIES OR RESPONSIBILITIES OF ANY NATURE WHATSOEVER WITH RESPECT TO THE MANUFACTURE, DISTRIBUTION, SALE, USE OR OTHER DISPOSITION BY LICENSEE OR ANY AFFILIATE OF LICENSEE, OR ANY VENDEE OR OTHER TRANSFEREE OR USER OF ANY OF THE LICENSED PRODUCTS OR OTHER PRODUCTS WHICH INCORPORATE, OR ARE FORMULATED OR MANUFACTURED BY USE OF, ANY OF THE LICENSED PATENT RIGHTS OR ANY OTHER INFORMATION FURNISHED BY OR IN CONNECTION WITH THIS AGREEMENT.

5.03 LICENSOR MAKES NO REPRESENTATION OR WARRANTY AND IN NO EVENT SHALL LICENSOR OR ANY AFFILIATE OF LICENSOR BE

LIABLE OR RESPONSIBLE TO LICENSEE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES.

5.04 Without limiting the disclaimers set forth in Sections 5.02 and 5.03, nothing in this Agreement shall be construed as:

(a) a warranty or representation by LICENSOR as to the validity or scope of any patent included within the Licensed Patent Rights;

(b) a warranty or representation by LICENSOR that anything made, used or sold or otherwise disposed of by LICENSEE under this Agreement is or will be free from infringement of patents of third persons;

(c) a requirement or obligation that LICENSOR furnish to LICENSEE any technical or manufacturing information concerning Licensed Products, or any of the substance of pending patent applications other than those included in the Licensed Patent Rights;

(d) a grant by LICENSOR of any right to use in advertising, publicity, or otherwise a trademark, trade name or image and likeness of LICENSOR or its Affiliates, or any name or likeness of their respective employees, officers, or the inventors of any of the patents or patent applications included within the Licensed Patent Rights;

(e) a representation or warranty by LICENSOR as to the usefulness, fitness, merchantability or suitability of any product to be manufactured sold or otherwise distributed by LICENSEE or any Affiliate of LICENSEE.

ARTICLE VI - TRANSFERABILITY OF RIGHTS AND OBLIGATIONS

6.01 This Agreement shall be binding upon any successor or assign of LICENSOR. LICENSOR may assign any of its rights and obligations hereunder, in whole or in part, without the prior written consent of LICENSEE.

6.02 LICENSEE may not assign its rights and obligations under this Agreement to a third-party without the prior approval of LICENSOR, which approval shall be requested by LICENSEE in the manner provided in Section 13.01 hereof. In any event, assignment of LICENSEE’s rights and obligations hereunder is effective only upon a writing executed by LICENSEE’s permitted assignee in accordance with Section 3.04 hereof. LICENSOR shall respond to LICENSEE’S written request for approval of assignment of this Agreement within thirty (30) days of receipt of LICENSEE’S request for approval. In the event LICENSOR does not respond to such request within such thirty (30) day period, LICENSOR will be deemed to have consented to the assignment requested in LICENSEE’S notice provided the assignee executes the writing in accordance with Section 3.04 hereof. LICENSOR’s consent to an assignment under this Section 6.02 will not be unreasonably withheld; however LICENSOR may reasonably withhold its consent only if it reasonably believes that the proposed assignee does not possess sufficient financial or legal ability to perform any of the terms of this Agreement, is lacking in any other such capacity necessary to perform the terms of this Agreement, or is engaged after any notice from LICENSOR in activities that infringe any patent rights of LICENSOR. Any attempt to transfer, assign or sublicense not in accordance with the terms of this Agreement shall be void.

6.03 The provisions of this Agreement shall be binding upon and inure to the benefit of all successors and permitted assigns of the parties hereto.

ARTICLE VII - TERMINATION FOR BREACH

7.01 Prior to the expiration of the term of this Agreement, LICENSOR may, at its option, terminate this Agreement and the license granted hereunder if LICENSEE or an Affiliate fails to pay within thirty (30) days of the date of receipt of notice from LICENSOR of a failure to pay any amount required to be paid hereunder, where LICENSEE’S failure to pay is the first such failure in a calendar year. For any additional failure(s) to pay in any calendar year after the first failure to pay, LICENSOR may, at its option, terminate this Agreement and the license granted hereunder if LICENSEE or an Affiliate fails to pay within fifteen (15) days of the date of receipt of notice from LICENSOR of such failure to pay any amount required to be paid hereunder. For a breach of any other provision of this Agreement other than for failure to pay amounts due hereunder, unless the breach is not capable of being cured, LICENSEE shall have sixty (60) days from receipt of notice from LICENSOR to cure such other breach and thereby avoid termination under this Section. If the breach is not capable of being cured, any overdue amount is not paid with interest at the rate of one percent (1%) per month during the period for which such amount is overdue to the date paid, or such other breach is not cured within sixty (60) days, then this Agreement and all licenses granted hereby will terminate immediately and automatically without any further notice or action on the part of LICENSOR. In the event that the interest rate specified in this Section exceeds the maximum rate of interest permitted by applicable law, such rate shall in such instance be reduced to the maximum permitted rate.

7.02 In the event that LICENSEE or any permitted assignee of LICENSEE shall become insolvent, be declared bankrupt, voluntarily file or have filed against it a petition for bankruptcy or reorganization, unless such petition is dismissed within sixty (60) days of filing, enter into an arrangement for the benefit of creditors, enter into a procedure of winding up to dissolution or should a trustee or receiver be appointed for its respective business assets or operations, LICENSOR may immediately terminate this Agreement and the license granted hereby, effective upon written notice to LICENSEE.

7.03 LICENSEE may terminate this Agreement at any time upon six (6) months prior written notice to LICENSOR, provided that upon the effective date of such termination LICENSEE shall make no further sales of products that infringe the Licensed Patent Rights.

7.04 Under no circumstances (including, without limitation, a termination for any reason whatsoever) shall LICENSOR be obligated to refund any payments theretofore made by LICENSEE hereunder, unless it is established to the reasonable satisfaction of LICENSOR that the payment was erroneously made at the time of payment.

7.05 Except as otherwise specifically provided herein, expiration or termination of this Agreement and of the license granted hereby for any reason shall be without prejudice to:

(a) the right of LICENSOR to receive all payments accrued and unpaid as of the effective date of such termination or to receive any payments or other amounts which may accrue after the date of termination; and

(b) any other rights, remedies or obligations which LICENSOR may then or thereafter have under this Agreement or otherwise.

7.06 Except for a termination as provided in Section 7.03, upon the termination (but not expiration) of this Agreement, LICENSEE and its Affiliates shall cease all use of the Licensed Patent Rights. Notwithstanding the foregoing, LICENSEE and its Affiliates shall for a period of ninety (90) days following the effective date of termination be entitled to distribute and sell within the Territory through their regular channels of distribution any stocks of completed Licensed Products then in their possession, subject to the payment of royalties and other provisions of Section 4 of this Agreement.

7.07 The provisions of sections 7.03 through this Section 7.07 shall survive termination or expiration of this Agreement.

ARTICLE VIII - THIRD-PARTY INFRINGEMENT

8.01 LICENSOR shall have the sole right, but not the obligation, to institute and control the prosecution of a suit or to take any other action for infringement of any of the Licensed Patent Rights. LICENSEE agrees to take no action with respect to any third-party infringement of Licensed Patent Rights unless expressly authorized to do so in writing by LICENSOR. LICENSEE agrees to, and to cause each of the Affiliates of LICENSEE, to provide reasonable cooperation to cooperate with LICENSOR in connection with a suit or other action for infringement of the Licensed Patent Rights upon LICENSOR’s request. LICENSOR will provide reasonable compensation to LICENSEE and its Affiliates for expenses incurred in connection with such cooperation. Any recovery or settlement obtained as a result of such suit or other action shall be retained by LICENSOR for its own use and benefit, and LICENSEE shall have no rights whatsoever in any such recovery or settlement.

8.02 Neither LICENSEE nor any Affiliate shall foster or encourage any infringement of the Licensed Patent Rights by any third-party. If LICENSEE and/or any of its Affiliates shall engage in such conduct, LICENSOR shall have the right to deem such conduct a material breach of this Agreement, which breach shall be a basis of termination of this Agreement and of the license granted herein, pursuant to Section 7.01 of this Agreement.

8.03 LICENSOR will use reasonable efforts to enforce the Licensed Patent Rights hereunder against infringement by third-parties in such manner as LICENSOR deems necessary and appropriate in light of all the circumstances. LICENSOR also agrees to use reasonable efforts to license the Licensed Patent Rights hereunder to third-parties on reasonable royalty terms. Notwithstanding anything in this Section 8.03 to the contrary, LICENSOR reserves the right to license the Licensed Patent Rights to others on terms it reasonably deems to be commercially reasonable and nothing contained herein shall be construed as an obligation on the part of LICENSOR to take any particular actions respecting third-party infringement and nothing contained herein shall be construed as an obligation on the part of LICENSOR to license the Licensed Patent Rights to third-parties on any particular terms or conditions.

ARTICLE IX - NOTIFICATION OF INQUIRY FROM
THIRD-PARTIES CONCERNING LICENSED PATENT RIGHTS

9.01 Except as provided in Section 12.02, LICENSEE agrees to, and to cause Affiliates of LICENSEE to, respond to any request for disclosure or information concerning the Licensed Patent Rights hereunder only by notifying LICENSOR promptly of the request for disclosure and the identity of the person or entity making such request for disclosure so that LICENSOR can respond to the request.

ARTICLE X - INTEGRATION; AMENDMENT

10.01 This Agreement represents the entire understanding between the parties, and supersedes all prior or contemporaneous discussions, proposals, negotiations, understandings and other agreements, express or implied, between LICENSOR and LICENSEE with respect to the subject matter of this Agreement, and there are no representations, promises, conditions, provisions or terms, whether written or oral, with respect thereto, other than those specifically set forth in this Agreement.

10.02 No provision in this Agreement may be amended, altered, modified, discharged or terminated, except by a writing signed by a duly authorized representative of LICENSOR and LICENSEE.

ARTICLE XI - INDEMNIFICATION

11.01 LICENSEE and Affiliates of LICENSEE operating under this Agreement pursuant to Section 3.04 hereof shall jointly and severally defend, indemnify and hold harmless LICENSOR and the Affiliates of LICENSOR, and the officers, agents and employees of LICENSOR and its Affiliates, and the inventors (collectively the "Indemnified Parties") from and against any and all liabilities, damages, losses, claims, suits, proceedings, demands, recovery, costs and expenses (including, without limitation, the fees and expenses of counsel, litigation expenses, and court costs) which arise out of or relate to, or are alleged to arise out of or relate to: any personal injury, death or property damage which arise out of or relate to or are alleged to arise out of or relate to the manufacture, distribution, sale or use of products manufactured, sold or otherwise distributed by LICENSEE or any Affiliate of LICENSEE.

11.02 During the term of this Agreement and for such later term extending beyond the term of this Agreement as LICENSEE or any Affiliate of LICENSEE may be selling Licensed Products and for a period of two (2) years after the expiration of the shelf-life of the last of the Licensed Products sold by LICENSEE or any Affiliate of LICENSEE, LICENSEE shall maintain: (1) all insurance and/or bonds required by law;

and (2) comprehensive general liability insurance, including product liability insurance, subject to the availability of such product liability insurance at commercially reasonable rates, written on an occurrence basis at the levels currently maintained by Herald *** base policy and *** excess coverage) for bodily injury, including death and property damage. Such amounts shall be subject to reasonable increases upon the fifth and tenth anniversaries of the date hereof to account for inflation and other relevant factors, subject to the availability of such insurance at commercially reasonable rates. Subject to the availability at commercially reasonable rates, the insurance coverage required by this Section 11.02 shall be provided with respect to all claims for damages to person or property arising out of the manufacture, formulation, processing, fabrication, sale or use of any of the Licensed Products, regardless of when such claims are made or when the underlying damages or injuries occur or manifest themselves. Subject to the availability at commercially reasonable rates, the policies of insurance shall: (a) include an endorsement naming LICENSOR and its Affiliates and their respective officers, employees and agents as additional named insureds; and (b) provide that notice be given to LICENSOR not less than thirty (30) days prior to any cancellation or material change in any of such policies.

11.03 The indemnity and insurance obligations of LICENSEE and the Affiliates of LICENSEE under this Agreement shall survive the termination or expiration of this Agreement and of the licenses granted pursuant to this Agreement in order to indemnify and hold harmless the indemnified Parties (as defined in Section 11.01) with respect to any claims for which the indemnified Parties are entitled to indemnification, irrespective of whether any such claim arose prior or subsequent to the effective date of termination or expiration.

ARTICLE XII - PRESS RELEASES AND PUBLICITY

12.01 Neither LICENSOR nor LICENSEE shall issue a press release or public announcement disclosing the terms of this Agreement without the prior specific written consent of the other party. LICENSOR and LICENSEE may disclose the fact that

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this Agreement has been executed and entered into without disclosing the amount of the payments hereunder or any of the other terms of this Agreement.

12.02 Notwithstanding Section 12.01, LICENSOR or LICENSEE may disclose the terms of this Agreement in response to: (a) an order from a court or governmental agency; (b) in response to a request by a party in litigation, provided an appropriate protective order has been entered; (c) in response to a request to LICENSOR from a licensee or prospective licensee or a request to LICENSEE from a bona fide party considering purchasing substantially all of the assets of LICENSEE or considering some other form of acquisition transaction or financing, provided that an appropriate non-disclosure agreement has been executed; or (d) if such disclosure is necessary to comply with any other laws or regulations applicable to LICENSOR or LICENSEE.

ARTICLE XIII - NOTICES

13.01 It will be a sufficient giving of any notice, request, report, statement, disclosure, or other communication hereunder; to LICENSOR or to LICENSEE, if the party giving it deposits a copy thereof in a post office in a registered or certified envelope, postage prepaid, or with overnight courier, prepaid, receipt requested, addressed to the other party at its address set forth below or at any other address the other party may hereafter designate in writing in accordance with the provisions hereof. Unless otherwise specified in this Agreement or otherwise designated in writing, payments to be made pursuant to any of the provisions of this Agreement will be transmitted to the address to which notice is to be given hereunder, or wired to the bank account of LICENSOR as requested by LICENSOR. The respective addresses for the parties are:

If to LICENSEE:	MDF Acquisition Corp.
10455 Pacific Center Court
San Diego, CA 92121
Attention: President

If to LICENSOR:	TRISTRATA TECHNOLOGY INCORPORATED 1105 North Market Street Suite 1300, P.O. Box 8985 Wilmington, Delaware 99899

Attention: President

Notice to LICENSEE shall be deemed notice to each Affiliate of LICENSEE for all purposes, and LICENSOR shall not be required to give any separate notice to any Affiliate of LICENSEE.

ARTICLE XIV - APPLICABLE LAW AND JURISDICTION

14.01 All matters affecting the interpretation validity, and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of law principles.

14.02 The United States District Court for the District of Delaware, if a basis for Federal court jurisdiction is present, and otherwise a state court of the State of Delaware, shall have exclusive jurisdiction and venue over any dispute arising under or relating to this Agreement, and LICENSEE and the Affiliates of LICENSEE consent to the jurisdiction and venue of such courts. Each of LICENSOR and LICENSEE and Affiliates of LICENSEE submits to the personal jurisdiction in the State of Delaware in any action or proceeding arising under or relating to this Agreement and hereby agrees not to assert by way of pleading, motion or otherwise in any such suit; action of proceeding, that such party is not personally subject to the jurisdiction of any such court and such action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement may not be enforced in or by such court. In furtherance of such submission to jurisdiction, each of LICENSOR and LICENSEE and Affiliates of LICENSEE hereby agrees that, without in any manner limiting or restricting other methods of obtaining personal jurisdiction over such party, personal jurisdiction over

LICENSOR or LICENSEE in any action or proceeding arising out of or relating to this Agreement may be obtained over such party within or without the jurisdiction of any court located in the State of Delaware (including a United States Federal District Court in such state) and that any process, notice of motion, or other application to any court in connection with any such action or proceeding may be served upon such party by registered or certified mail to, or by personal service upon such party at the last address of such party as specified in, or in accordance with the provisions of, Article XIII of this Agreement.

Each of the Affiliates of LICENSEE and LICENSOR shall be bound by the provisions of this Section 14.02.

14.03 In any action commenced to enforce this Agreement or as a result of a breach of this Agreement, the prevailing party in such action shall be entitled to recover the costs of such action, including attorneys’ fees, incurred as a result of the action to enforce and/or remedy the breach of this Agreement.

ARTICLE XV – MISCELLANEOUS

15.01 (a) If any provision of this Agreement or the application of any provision of this agreement to any person or under any circumstance shall be held to be invalid, unenforceable or in conflict with the law of any jurisdiction, the validity and enforceability of the remaining provisions and the application thereof to any another person or under any other circumstance shall not be affected by such holding.

(b) Any provision of this Agreement which is held to be invalid or unenforceable by a court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity or unenforceability.

15.02 The waiver by either party, whether express or implied, of any provision of this Agreement, or of any breach or default by the other party shall not be construed to be a continuing waiver of such provision or of any succeeding breach or default, or a waiver of any other provision of this Agreement.

15.03   Nothing contained in this Agreement shall be construed to constitute or imply a joint venture, partnership, or principal-agent relationship between LICENSOR and LICENSEE. Neither party by virtue of this Agreement shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other party. Neither LICENSEE, nor any Affiliate of LICENSEE, nor any of the employees of LICENSEE or of any Affiliate of LICENSEE shall in any manner be deemed an employee or an agent of LICENSOR for any purpose whatsoever.

15.04   The provisions of this Agreement are solely for the benefit of LICENSOR and LICENSEE, their authorized Affiliate, and their permitted successors and assigns (as defined herein), and no such provision shall be construed or applied to confer any rights or benefits on any other person.

15.05   This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. Both parties hereto may sign the same counterpart or each party hereto may sign a separate counterpart of this Agreement.

15.06   Article, section and paragraph headings in this Agreement are for reference purposes only and shall not in any way affect the construction or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

LICENSOR		LICENSEE
TRISTRATA TECHNOLOGY, INC.		MDF ACQUISITION CORP.

By	/s/ Stephen J. VanScott	By	/s/ [ILLEGIBLE]
Stephen J. VanScott, President

Title	President	Title	C.E.O.

Dated	July 20, 1999	Dated	July 15, 1999

Attest	/s/ Ann E. VanScott	Attest	/s/ Judi Atienza
Ann E. VanScott, Assistant Treasurer		Judi Atienza

EXHIBIT A

The undersigned agrees to be bound by all of the provisions of the License Agreement between MDF Acquisition Corp. and TriStrata Technology, Inc. dated July 1, 1999.

LICENSE AGREEMENT

THIS AGREEMENT, made, entered and effective as of the 1st day of April, 1994 (the “Effective Date”) by and among Avon Products, Inc., 9 West, 57 Street, New York, New York 10019, Avon Canada Inc., 5500 Trans-Canada Highway, Pointe-Claire, Quebec H9R 4R3, Cosmeticos Avon, S.A., a corporation organized and existing under the laws of Chile, Cosmeticos Avon, S.A., a corporation organized and existing under the laws of Argentina, and Avon Cosmetics, S.A. de C.V., Ave. Universidad No. 1778, Col. Oxtopulco, Mexico 04318, D.F. (collectively hereinafter referred to as “AVON”) and TriStrata Technology, Inc., 1105 North Market Street, Suite 1300, P.O. Box 8985, Wilmington, Delaware 19899 (hereinafter referred to as “LICENSOR”) and NeoStrata Company, Inc., 4 Research Way, Princeton, New Jersey 08540 (“NeoStrata”) and PolyStrata Pharmaceuticals, Inc., 4 Research way, Princeton, New Jersey 08540 (“PolyStrata”), to effect the buy out and cancellation of AVON’S royalty obligation and superseding, to the extent set forth herein, the License Agreement between Avon and NeoStrata company, Inc., dated November 1, 1990 (the “U.S. License”) and all foreign license agreements between Avon, NeoStrata, PolyStrata and/or their foreign affiliates (the “Foreign Licenses”) The U.S. License and the Foreign Licenses are hereinafter collectively referred to as the “Prior Licenses”.

WITNESSETH:

WHEREAS, AVON in the course of its business sells cosmetic products, and is interested in obtaining a license for glycolic acid products under the Patent Rights and Know-How related thereto (as hereinafter defined); and

WHEREAS, LICENSOR is willing to grant AVON and its sales representatives and customers certain rights to glycolic acid products under the Patent Rights and Know-How defined in this Agreement according to the specific provisions and restrictions hereinafter provided for and the mutual undertakings hereinafter expressed, and for other good and valuable consideration.

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements herein contained and made to be performed by the parties, it is mutually agreed as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

1.1                    “Patent Rights” shall mean that portion of patents and patents pending, listed in Appendices I and II as set forth in each Prior License as amended hereby and all present foreign counterparts thereof (to the extent not included in Appendix I or II) and all issued divisions, continuations, continuations-in-part, reissues and extensions thereof covering the use of glycolic acid and/or its salt, or in combination with hydroquinone, and which may be useful for topical treatment of age spots, wrinkles, nails (which shall be limited to the territory of the United States), pigmentation changes and/or the skin changes associated with aging. Without further due diligence LICENSOR has communicated in good faith the updated Appendices I and II and accordingly to the best of its knowledge said Appendices I and II attached hereto are accurate as of this date.

1.2                    “Licensed Products” shall mean cosmetic and/or dermatologic preparations containing glycolic acid and/or its salt, or in combination with hydroquinane for topical application to improve the appearance of age spots, wrinkles, nails (which shall be limited to the territory of the United States), pigmentation changes and/or the skin changes associated with aging, excluding preparations containing glycolic acid and or/its salt for other indications and excluding the preparations as prescription drug(s) as presently defined on the Effective Date; it being understood no expansion of rights to Licensed Products beyond the rights set forth in the Prior Licenses is hereby granted.

1.3                    “Know-How” shall mean all technical information and trade secrets disclosed to AVON and/or its affiliates and which is useful for the formulation, manufacture, fabrication, processing and use of the Licensed Product which is in AVON’s possession prior to the Effective Date, and which LICENSOR has disclosed to AVON without violating any obligation to any third party, but excluding information which has been, is now or becomes part of the public domain; it being understood no expansion of rights to Know-How beyond the rights set forth in the Prior Licenses is hereby granted.

1.4                    “AVON’s Trade of Business” shall mean AVON’S method or channel of distribution and/or marketing in the Territory through (1) mail order or direct marketing of AVON’S products by its sales representative to consumers or (2) through Avon Boutiques making retail sales to consumers which are either (i) wholly-owned by AVON so long as gross annual sales of Licensed

Products in all such Avon Boutiques in each such country never equal or exceed twenty percent (20%) or more of AVON’s aggregate annual sales of Licensed Products in each such country or (ii) franchise-owned by AVON in the Philippines with sales limited to consumers in the Philippines. Notwithstanding anything in this Agreement AVON’s Trade of Business also shall be restricted by and conform with the terms of the August 5,1992 settlement agreement between Avon Canada Inc., NeoStrata and Canderm Pharmacal Ltd. including the exhibits thereto (the “Canada Settlement Agreement”).

1.5                    “Territory” shall mean:

(1)                     United States (which shall be the only territory in which Licensed Products for nails may be sold or distributed);

(2)                     Great Britain, Ireland, France, Germany, Italy, Spain, Austria, Portugal, Hungary, Switzerland, the Czech Republic and Slovakia, Belgium, the Netherlands, Luxembourg, Russia and other countries independent from the former USSR;

(3)                     Australia, China, Indonesia, Malaysia, New Zealand, Philippines, Singapore, Taiwan, Japan, Thailand, Korea, Hong Kong;

(4)                     Canada (as restricted by the terms of the Canada Settlement Agreement);

(5)                     Mexico;

(6)                     Argentina;

(7)                     Chile;

(8)                     Peru*;

(9)                     Guatemala*;

(10)               Ecuador*;

(11)               Brazil*;

(12)               Venezuela*;

(13)               India*;

(14)               Vietnam*; and

(15)               South Africa*.

* See section l.6 below.

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1.6       “Countries” shall mean the countries set forth in subsections 1.5 (1) – (7) and individually shall be referred to as a “Country”. “Asterisked Countries”, shall mean the countries set forth in subsections l.5 (8) – (15) and individually shall be referred to as an “Asterisked Country”.

ARTICLE II

GRANT OF LICENSE

2.1       LICENSE GRANT: Subject to receipt by LICENSOR of the sum specified in Article III, LICENSOR hereby grants to AVON and its sales representatives and customers an exclusive, fully paid-up and, once all payments required to be paid under Section 3.1 and under the Prior Licenses have been paid, irrevocable license in the Territory to make, have made, use and sell through AVON’s Trade of Business the aforesaid Licensed Products under the Patent Rights and to use the Know-How unless terminated as herein provided.

2.2       AVON RIGHT TO SUBLICENSE: In each Country AVON shall have the right to sublicense as provided in the Prior License applicable to such Country. In the Asterisked Countries AVON shall have the right to sublicense any or all of rights granted to it under this Agreement to (a) any of its subsidiary companies or (b) with the written consent of LICENSOR, which shall not be unreasonably withheld, to any affiliated company controlled by AVON to make, have made, use and sell through AVON’s Trade of Business the Licensed Products in the Territory. AVON shall be responsible to LICENSOR for the performance by any sublicensee(s) of the terms and conditions of this Agreement and the Prior Licenses.

2.3       LICENSOR’S RESERVATIONS AND MARKETING: LICENSOR specifically reserves Patent Rights and Know-How to license and/or make, have made, use and sell Licensed Products through all channels of distribution except for Avon’s Trade of Business. All restrictions on NeoStrata’s and PolyStrata’s marketing and advertising set forth in the Prior Licenses are hereby terminated as of the Effective Date except only as follows:

LICENSOR agrees that until February 28, 1995 it will not (a) directly engage in any consumer advertising or promotion of the Licensed Products in the U.S. to the public at large, or (b) other than with respect to parties with whom LICENSOR has resolved a potential infringement litigation, allow by agreement that consumer advertising or promotion of the Licensed Products be directed to the public-at-large before such date.

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